UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 18, 2007

BRUNSWICK CORPORATION

(Exact Name of Registrant Specified in Charter)

Delaware	001-01043	36-0848180
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 N. Field Court Lake Forest, Illinois	60045-4811
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 735-4700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240, 14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240, 13e-4(c))

Item 5.02(e) Compensatory Arrangements of Certain Officers

Brunswick Corporation (“Brunswick”) has entered into new Terms and Conditions of Employment (the "Officer Terms") with certain of its officers, including its named executive officers other than Dustan E. McCoy, Chairman and Chief Executive Officer: Peter G. Leemputte, Senior Vice President and Chief Financial Officer; Peter B. Hamilton, Vice Chairman and President - Brunswick Boat Group; Patrick C. Mackey, Vice President and President - Mercury Marine Group; and Marschall I. Smith, Vice President, General Counsel and Secretary. The Officer Terms supersede all existing severance, change in control, and indemnification agreements with these officers, but do not alter existing levels of salary and benefits or the other elements of compensation, except for certain benefits provided upon termination. In a Current Report on Form 8-K dated September 18, 2006, Brunswick previously announced that it had entered into new Terms and Conditions of Employment with Mr. McCoy and had adopted new standard Officer Terms for other officers of Brunswick. The form of Officer Terms attached to this Current Report on Form 8-K reflects certain modifications to, and supersedes, the form of September 18, 2006.

The Officer Terms describe each officer’s salary, bonus plan participation and other benefits. The Officer Terms also incorporate the provisions of existing indemnification agreements.

Brunswick’s officers are “employees at will” until employment terminates in accordance with the Officer Terms. Each officer is entitled to receive severance benefits upon termination in certain circumstances specified in the Officer Terms.

Prior to a change in control, an officer will be entitled to specified severance benefits if employment is terminated by the officer for good reason or by Brunswick other than for cause or long-term disability. The terms “good reason,” “cause” and “long-term disability” are defined in the Officer Terms. If there is a qualifying termination of employment prior to a change in control, the officer will be entitled to a severance payment equal to 1.5 times the officer’s annual base salary, along with an amount at the discretion of the Chief Executive Officer based on the officer’s target annual bonus under the Brunswick Performance Plan (“BPP”). The officer is also entitled to, among other things, (i) the continuation, or a cash payment in lieu of continuation, of certain other benefits and perquisites for up to 18 months, including retirement benefits, financial planning and excess liability insurance, and (ii) treatment of all outstanding equity incentive awards in accordance with their terms.

After a change in control, an officer will be entitled to specified severance benefits if employment is terminated by the officer for good reason or by Brunswick other than for cause or long-term disability. If there is any such termination following a change in control, the officer will be entitled to a severance payment equal to three times the sum of the officer’s annual base salary and the officer’s target bonuses under the BPP and the Strategic Incentive Plan. The officer is also entitled to, among other things, (i) the continuation, or a cash payment in lieu of continuation, of certain other benefits and perquisites for up to 36 months, including retirement benefits, financial planning and excess liability insurance, and (ii) vesting of all outstanding equity incentive awards, with performance-based awards deemed to have been earned at the maximum level.

In addition, the Officer Terms provide for “gross-ups” relating to certain taxes that may be incurred in connection with payments under the Officer Terms.

In the case of Mr. Hamilton, he remains entitled to retiree medical benefits and a service credit of 12.5 years for purposes of determining his supplemental retirement benefits. This credit is in respect of service with a previous employer, and is carried forward from a prior agreement. The credit is subject to an offset for the pension earned at the previous employer.

The definition of a change in control includes: (i) the acquisition of 25 percent or more of the outstanding voting stock of Brunswick; (ii) the failure of the incumbent Board of Directors to constitute a majority of Brunswick’s Board of Directors, excluding new directors who (a) are approved by a vote of at least 50 percent of the members of the incumbent Board of Directors and (b) did not join the Board following an actual or threatened contested election of directors; (iii) a merger, reorganization or consolidation of Brunswick with another entity, or a sale of substantially all of its assets, unless after such transaction (a) Brunswick’s shareholders continue to own at least 60 percent of the voting stock outstanding, (b) no person owns more than 25 percent of Brunswick’s voting stock, and (c) the members of the incumbent Board of Directors still constitute a majority of the Board of Directors; or (iv) a complete liquidation or dissolution of Brunswick.

The Officer Terms require each officer to agree to certain confidentiality, non-competition and non-solicitation provisions, and to sign a general release.

The foregoing description of the Officer Terms is a summary of their material terms, does not purport to be complete, and is qualified in its entirety by reference to the form of Officer Terms filed as Exhibit 10.1 to this report and incorporated by reference herein.

 ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description of Exhibit
10.1	Form of Terms and Conditions of Employment for officers of Brunswick Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRUNSWICK CORPORATION

Dated: January 18, 2007	By:	/s/ MARSCHALL I. SMITH
Name: Marschall I. Smith
Title: Vice President, General Counsel and Secretary

EXHIBIT INDEX:

Exhibit No.	Description of Exhibit
10.1	Form of Terms and Conditions of Employment for officers of Brunswick Corporation.